Exhibit 99.1

NEWS RELEASE for August 14, 2007 at 4:05 PM EDT
Contact:	Allen & Caron Inc	Chuck Hong
	Jill Bertotti (investors)	Chief Executive Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS 2007 SECOND QUARTER, SIX-MONTH RESULTS

IRVINE, CA (August 14, 2007) . . . Netlist, Inc. (Nasdaq: NLST) today reported financial results for the second quarter and six months ended June 30, 2007.  These results are in line with the preliminary results that were announced July 2.

Revenues for the second quarter and six months ended June 30, 2007 were $12.8 million and $50.3 million, respectively, compared to $39.9 million and $65.9 million for the second quarter and six months ended July 1, 2006.  Revenue and gross margins for the quarter were adversely impacted by the decline in the DRAM market and the related decline in demand from OEM customers.

Net loss for this year’s second quarter was $7.2 million, or a $0.37 loss per diluted share, compared to net income in last year’s second quarter of $1.5 million, or $0.10 per diluted share.  Net loss for the first six months of 2007 was $6.6 million, or a $0.34 loss per diluted share, compared to net income for the year-earlier period of $1.3 million, or $0.09 per diluted share.  Fully diluted weighted-average shares outstanding for this year’s second quarter and first six months were 19,653,000 and 19,638,000, respectively, compared to 15,681,000 and 15,427,000 in the corresponding prior year periods.  The increase was due to the Company’s initial public offering (IPO).  These results include stock-based compensation expense in the 2007 second quarter and first six months of $294,000 and $622,000, respectively, compared to $74,000 and $147,000 in prior year periods.  In addition, the Company recorded special charges of $4.4 million during the second quarter to reflect the impact of declining DRAM prices on inventory values.

Chief Executive Officer Chuck Hong said that DRAM price stabilization that was seen at the end of the second quarter was continuing and that sales and customer purchasing patterns were improving in response.

He commented, “We believe that Netlist and the memory market have turned a corner and we are cautiously optimistic that the remainder of the year will show improving trends on both top and bottom lines.  We are seeing progress made on important new OEM programs that we anticipate will come on line by the end of the year and feel that those programs will make a positive contribution to both sales and margins as they are based on proprietary technologies developed at Netlist.”

As of June 30, 2007, cash, cash equivalents and investments in marketable securities were $30.4 million, total assets were $58.6 million, working capital was $27.5 million, total long-term debt was $1.0 million, and stockholders’ equity was $44.3 million.

Outlook for the Third Quarter of 2007

While DRAM market conditions remain quite uncertain, the Company currently believes that it can re-establish revenue growth in the third quarter and that total revenues are expected to exceed $20 million.  However, if Netlist encounters adverse developments, such as the significant market price and customer demand deterioration that the Company encountered in the second quarter, the risk of not achieving such growth will increase.

Conference Call Information

Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss review the financial results for the second quarter and six months ended June 30, 2007.  The live webcast and archived replay of the call can be accessed in the Events page of the Investor Relations section of Netlist’s website at www.netlist.com.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets. The Company’s memory subsystems are developed for applications in which high speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements. These applications include tower servers, rack-mounted servers, blade servers, high performance computing clusters, engineering workstations, and telecommunication switches. Netlist maintains its headquarters and manufacturing facilities in Irvine, California, and in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs; uncertainty of customer demand, including delays in expected qualifications; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated February 28, 2007, quarterly report on Form 10-Q dated May 15, 2007, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Consolidated Condensed Unaudited Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net sales	$12,811	$39,914	$50,349	$65,934
Cost of sales(1)	18,734	33,981	50,823	57,447
Gross profit (loss)	(5,923)	5,933	(474)	8,487
Operating expenses:
Research and development(1)	1,478	848	2,545	1,514
Selling, general and administrative(1)	3,845	2,108	7,549	3,911
Total operating expenses	5,323	2,956	10,094	5,425
Operating income (loss)	(11,246)	2,977	(10,568)	3,062
Other income (expense):
Interest income (expense), net	162	(549)	114	(949)
Other income, net	4	15	5	5
Total other income (expense), net	166	(534)	119	(944)
Income (loss) before provision (benefit) for income taxes	(11,080)	2,443	(10,449)	2,118
Provision (benefit) for income taxes	(3,864)	895	(3,864)	812
Net income (loss)	$(7,216)	$1,548	$(6,585)	$1,306
Net income (loss) per common share:
Basic	$(0.37)	$0.14	$(0.34)	$0.12
Diluted	$(0.37)	$0.10	$(0.34)	$0.09
Weighted-average common shares outstanding:
Basic	19,653	11,223	19,638	10,988
Diluted	19,653	15,681	19,638	15,427

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$44	$7	$108	$14
Research and development	19	11	65	22
Selling, general and administrative	231	56	449	111

Netlist, Inc.

Consolidated Condensed Unaudited Balance Sheets

(in thousands)

	June 30,	December 30,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$4,999	$30,975
Investments in marketable securities	16,588	5,267
Accounts receivable, net	7,289	23,703
Inventories	6,023	19,473
Deferred taxes	4,903	1,054
Prepaid expenses and other current assets	685	988
Total current assets	40,487	81,460

Property and equipment, net	7,236	3,830
Deferred taxes	1,122	576
Long-term investements in marketable securities	8,855	1,502
Other assets	918	326
Total assets	$58,618	$87,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,392	$11,680
Revolving line of credit	4,807	19,238
Current portion of long-term debt	866	1,033
Current portion of deferred gain on sale and leaseback transaction	118	118
Income taxes payable	181	552
Accrued expenses and other current liabilities	2,659	3,255
Total current liabilities	13,023	35,876
Long-term debt, net of current portion	1,029	1,230
Deferred gain on sale and leaseback transaction, net of current portion	285	344
Total liabilities	14,337	37,450

Commitments and contingencies

Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	67,340	66,557
Note receivable from stockholder	—	(1)
Accumulated deficit	(23,072)	(16,332)
Accumulated other comprehensive loss	(7)	—
Total stockholders’ equity	44,281	50,244
Total liabilities and stockholders’ equity	$58,618	$87,694

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